FORM 4                                        ----------------------------------
                                                        OMB APPROVAL
[ ] Check this box if no longer subject       ----------------------------------
    to Section 16. Form 4 or Form 5           OMB Number:              3235-0287
    obligations may continue.  See            Expires:        September 30, 1998
    Instructions 1(b).                        Estimated average burden
                                              hours per response.............0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

_______________________________________________________________________________
1. Name and Address of Reporting Person*

   Turner             John               L.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   3100 Smoketree Ct., Suite 600
-----------------------------------------------------
                     (Street)

   Raleigh                NC            27604
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   Highwoods Properties, Inc. ("HIW")

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)



_______________________________________________________________________________
4. Statement for Month/Year

   11/96

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                            [ ] 10% Owner
   [X] Officer (give title below)          [ ] Other (specify below)

   Chairman of the Forsyth Division
   --------------------------------------------------



_______________________________________________________________________________

7. Individual or Joint/Group filing (Check Applicable Lines)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-      Trans-          Securities Acquired (A)        Beneficially  Form:
                         action      action          or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
Common Stock             11/7/97      P              2,000       A      $33.25        4,000           D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 1474(7-96)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------
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

Explanation of Responses:





               /s/ Carman J. Liuzzo                              12-10-97
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date
                  Carman J. Liuzzo for
                  John L. Turner

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                         Page 2
                                                                  SEC 1474(7-96)